Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – October 6, 2025

Auburn National Bancorporation, Inc. Elects New Director

AUBURN, Alabama –Auburn National Bancorporation, Inc. (the “Company”) (Nasdaq: AUBN), the parent company of AuburnBank (the “Bank”), announced that Walt Conn was elected today to the Board of Directors for both the Company and the Bank.

“We are honored to have Mr. Conn join our team of directors,” said Robert W. Dumas, Chairman of the Company and the Bank. “His extensive experience in public accounting and risk management along with the relationships he has developed in the community and with Auburn University will bring valuable insight and knowledge to the board,” stated Mr. Dumas.

Mr. Conn, 63, was Global Chief Operating Officer – Quality, Risk & Regulatory for KPMG International from 2015 until his retirement in 2023. Prior to this, he served as Global Head of Audit Methodology and Implementation (2008 – 2015) and various other roles during his 38 years with KPMG and its predecessors. He also represented KPMG on the PCAOB’s Standing Advisory Group (2012-2015) and the Auditing Standards Board (2006-2009).

Mr. Conn holds a bachelor’s degree in accounting from Auburn University and serves on the board of directors for the Arnold & Winnie Palmer Foundation. He has previously served as director for the Auburn University Foundation, the Auburn Alumni Association, and as an advisory council member for Auburn University’s Harbert College of Business and School of Accountancy.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates seven full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.